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                                                                   EXHIBIT 10.21


                             DISTRIBUTION AGREEMENT

This Distribution Agreement ("Agreement") dated as of April 20, 2000, is entered into by and between MSNBC Interactive News LLC ("MSNBC Interactive") a Delaware limited liability company with its principal offices at One Microsoft Way, Redmond, WA 98052-6399 and i3 Mobile, Inc. ("i3 Mobile"), a Delaware corporation, with its principal offices at 181 Harbor Drive, 3rd Floor, Stamford, Connecticut 06902.
1. DEFINITIONS.

        (a) "Content" means all information and material, whether or not protected by copyright, including but not limited to text, images, and other multimedia data, provided or made available to i3 Mobile as part of the Service.

        (b) "Content Provider" means a third party from whom MSNBC Interactive acquires the right to distribute Content provided or made available as part of the Service.

        (c) "Designated Resellers" means SBC Communications and any other third party wireless network operators that are subsequently approved in writing by MSNBC Interactive through which i3 Mobile distributes the Headlines to Users, subject to the terms of this Agreement.

        (d) "Headlines" means brief text headlines of articles, each of which may include a synopsis of such article, consisting of no more than 100 characters each, which are selected by MSNBC Interactive from (i) the top news story on MSNBC Interactive, (ii) the top entertainment/arts story of MSNBC Interactive, and (iii) any other articles of interest provided by MSNBC Interactive.

        (e) "Service" means i3's delivery of personalized information to users of wireless devices such as mobile phones, pagers and personal digital assistants through our distribution relationships with wireless network operators.

        (f) "Users" means all third parties to whom i3 Mobile may license, sell, transfer, make available or otherwise distribute the Service.

2. GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, MSNBC Interactive grants i3 Mobile a non-exclusive, non-transferable license to distribute the Headlines only through the Designated Resellers that have been approved by MSNBC Interactive (per section 1(c) above) in North America solely for the purpose of being viewed on Users' wireless devices such as mobile telephones and personal digital assistants. Each Designated Reseller shall have the right to market and distribute the Headlines solely to such Designated Reseller's subscribers.

3.      OBLIGATIONS OF I3 MOBILE.

(a) Fees. In consideration for the services to be rendered by MSNBC Interactive herein, i3 Mobile shall pay MSNBC Interactive Fifty Thousand Dollars (US$50,000.00) upon the execution of this Agreement.

(b) Attribution to MSNBC Interactive. i3 Mobile shall include attribution to MSNBC Interactive with respect to each Headline made available to Users hereunder. Such attribution shall consist of the phrase "MSNBC.com" at the beginning of each Headline, with such attribution appearing as





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text that is of a point size equal to that of the related Headline. i3 Mobile shall require that all Designated Resellers pass through such attribution to Users without alteration.

(c) Preferred Placement. i3 Mobile guarantees that the Headlines provided by MSNBC Interactive hereunder shall be the exclusive news and entertainment content appearing on the free tier of Designated Resellers wireless data services. To the extent technically feasible within i3 Mobile's wireless platform, the Headlines shall be accorded Preferred Placement (as defined below) in the news and entertainment categories on all other platforms on which the Headlines are placed; provided, that such Preferred Placement shall not be subject to any exclusivity or Preferred Placement for such type of content which has been contracted for prior to the Effective Date by a third party not affiliated with i3 Mobile. Preferred Placement shall mean (i) where a link to or display of a Content appears on a list, such link or Content is in the default, top-most and left-most position; or (b) when a link to or display of Content appears in a format other than a list, the link or Content is more visually prominent, or at a higher rate of exposure, than other Content Providers.

(d) Technology and Back-end Processing. i3 Mobile shall be responsible for all hosting and delivery of the Headlines, technical support, contractual arrangements with Designated Resellers and other necessary parties, customer service and all other issues involved in managing the relationship with Designated Resellers and Users. i3 Mobile shall ensure that all Headlines are delivered to Designated Resellers on a timely basis, but in any event within ten
(10) minutes of their scheduled delivery to Users.

(e) Marketing. i3 Mobile will ensure that MSNBC Interactive receives (i) marketing support equal to that of any other content provider appearing within a Designated Resellers' free tier of wireless data, and (ii) marketing support equal to that made available to any other similarly situated provider on each additional platform on which the Headlines appear. At any time during the Term (as defined below), MSNBC Interactive may request, and i3 Mobile shall promptly provide, an officer's certificate certifying that i3 Mobile has been and remains in compliance with this Section.

(f) Promotion. Subject to the provisions of the letter agreement, dated December 29, 1999, between i3 Mobile (formerly Intelligent Information Incorporated) and NBC Interactive Media, Inc. (the "Letter Agreement"), and where otherwise applicable, i3 Mobile will make an aggregate of five percent (5%) of its unused inventory of wireless advertising taglines available to MSNBC Interactive (a copy of the letter is attached hereto as Appendix A and made a part hereof). The value of this inventory for purpose of this Agreement shall be calculated at the i3 Mobile's rate card for run of service taglines in effect at the time such taglines are ordered. The taglines shall promote the products and services of MSNBC Interactive and its affiliates, and may not advertise, promote or mention any other product, service, web site or third party whatsoever without the prior written consent of i3 Mobile. In addition, with respect to the placement or delivery of such taglines on any particular wireless network, i3 Mobile may reject such taglines if they would compete with or violate the rights of any other advertiser, sponsor or i3 Mobile distribution partner, as determined by i3 Mobile in its sole discretion and in good faith.

(g) Review by MSNBC Interactive. i3 Mobile shall provide MSNBC Interactive with reasonable access to i3 Mobile's technology and systems for distribution of the Headlines to Users for the purpose of reviewing i3 Mobile's compliance with the terms and conditions of this Agreement.

(h) Reporting. i3 Mobile shall provide MSNBC Interactive with monthly reports regarding user data that is collected or otherwise received by i3 Mobile in connection with the delivery of the Headlines to Designated Resellers and Users, including without limitation and to the extent





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permitted and as technically feasible the number of Users that elect to receive
Headlines, the percentage of all eligible Users that elect to receive Headlines, the number of Users that receive Headlines for free versus on a subscription basis, the names and e-mail addresses of Users who elect to receive Headlines, and any other usable data or information that is reasonably requested by MSNBC Interactive (the "User Data"). All User Data shall be provided on both an aggregate basis and broken down by Designated Reseller. Such User Data shall be delivered to MSNBC Interactive via e-mail or FTP in a machine-readable format as reasonably specified by MSNBC Interactive. MSNBC Interactive may use the User Data for its own internal purposes, and may sell, distribute or share such User Data with its affiliates and partners; provided, that MSNBC Interactive shall be required to comply with the privacy policy of each applicable Designated Reseller. Neither i3 Mobile nor any Designated Reseller may license, sell, distribute or share such User Data with third parties unless such User Data is
(i) aggregated with data collected with respect to other Content Providers, it being understood that the User Data collected hereunder shall never constitute a majority of any aggregated pool of data licensed, sold, distributed or shared by i3 Mobile or any Designated Reseller, and (ii) in no way traceable to or identifiable as information of, or directly related to, MSNBC Interactive or its affiliates.

4. OBLIGATIONS OF MSNBC INTERACTIVE. Subject to the terms and conditions of this Agreement, MSNBC Interactive shall provide at least four (4) Headlines per day to i3 Mobile, with two (2) Headlines being made available by 9:30 a.m. Eastern time and two (2) headlines being made available at 4:00 Eastern time. The Headlines shall be made available to i3 Mobile via e-mail or other mutually agreed upon electronic means. MSNBC Interactive shall use commercially reasonable efforts to maintain the timeliness of the Content; provided, that i3 Mobile acknowledges that, in part, MSNBC Interactive relies on the performance of Content Providers and technology providers outside the control of MSNBC Interactive in order to provide the Headlines.

5.      MARKETING

        (a) Expenses. i3 Mobile shall be responsible for all expenses incurred by i3 Mobile in promoting and marketing the Headlines, unless such expenses have been agreed to be paid by MSNBC Interactive or a third party advertiser in writing in advance.

        (b) Use of Trademarks. i3 Mobile acknowledges that MSNBC Interactive's trademarks are the sole and exclusive property of MSNBC Interactive. i3 Mobile shall use its best efforts to name MSNBC Interactive as one of its premier information services in its formal promotional and marketing materials relating to the Designated Resellers services. MSNBC Interactive agrees that i3 Mobile has the right to use the MSNBC Interactive Trademarks set forth on Appendix B to this Agreement in its own marketing and advertising materials, subject to the terms of this Agreement and with the prior written approval of MSNBC Interactive, such approval not to be unreasonably withheld.

        (c) Prior Approval. i3 Mobile agrees to submit to MSNBC Interactive for prior written approval all press releases, advertising or other promotional materials that reference the Headline services or use MSNBC Interactive's company name or trademarks not less than fifteen (15) days before the proposed use. MSNBC Interactive shall not unreasonably withhold its approval. Unless notice of approval or disapproval is received within (10) days of receipt of promotional materials, approval shall be deemed granted. i3 Mobile shall be solely responsible for insuring that Designated Resellers and Users use the trademark solely in such form as has been previously approved by MSNBC Interactive.






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6.      EDITORIAL CONTROL. MSNBC Interactive shall retain sole editorial control over the content and presentation of the Headlines; provided, that i3 Mobile may make changes to the formatting of the Headlines, subject to consultation with MSNBC Interactive, in order to meet wireless display equipment formats. i3 Mobile shall not edit, abridge, rewrite or in any way alter the Headlines, or create any work derived from the Headlines, without the prior written consent of MSNBC Interactive.

7. PROPERTY AND PROPRIETARY RIGHTS. All rights in and to any and all Content furnished by MSNBC Interactive or any of its Affiliates in connection with this Agreement, including without limitation the Headlines, shall remain in MSNBC Interactive or such Affiliate, as the case may be, and no right, title or interest in or to any of the same is granted, transferred or assigned to i3 Mobile by this Agreement.

8. PAYMENT. Neither party shall be required to pay in fees to the other party in connection with the services contemplated by this Agreement.

9.      TERM AND TERMINATION.

        (a) Term. This term of this Agreement shall commence on the Effective Date and shall remain in effect for an Initial Term of two (2) years. This Agreement shall renew automatically for successive one year Renewal Terms unless either party notifies the other party in writing, at least ninety (90) days before the end of the Initial Term or any Renewal Term, of its election not to renew.

        (b)    Termination.

               (i) Breach. Either party may terminate this Agreement at any time if the other party breaches any material provision of this Agreement. Such termination shall take effect (i) if the breach is incapable of cure, then immediately upon the breaching party's receipt of a written notice of termination which identifies the breach, or (ii) if the breach, capable of being cured, has not been cured within thirty (30) days after receipt of written notice from the non-breaching party identifying the breach, then immediately upon receipt of a written notice of termination received within thirty (30) days of the end or such thirty (30) day period.

               (ii) Insolvency. Either party may terminate this Agreement by written notice to the other if the other party becomes insolvent, makes a general assignment for the benefit of creditors, permits the appointment of a receiver for its business or assets, or takes steps to wind up or terminate its business.

               (iii) Obligations Upon Termination. Effective upon termination of the Agreement, i3 Mobile shall immediately cease (A) licensing, selling, transferring, making available or otherwise distributing the Headlines, (B) accessing, using or re-transmitting the Headlines, and (C) use of MSNBC Interactive's Trademarks. Within thirty (30) days of termination, i3 Mobile shall either (X) erase and purge the Headlines from any on-line and off-line storage media and certify in writing to MSNBC Interactive that such erasure and purge has been completed, or (Y) certify in writing to MSNBC Interactive that certain Content has been retained in creating back-ups during the normal course of business and that such Content shall not be used in any manner whatsoever without the prior consent of MSNBC Interactive.


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10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MSNBC INTERACTIVE. MSNBC
INTERACTIVE REPRESENTS AND WARRANTS TO i3 MOBILE, AND COVENANTS AND AGREES WITH i3 MOBILE, THAT (A) IT HAS THE RIGHT AND AUTHORITY TO ENTER INTO THIS AGREEMENT,
(B) ITS PERFORMANCE HEREUNDER IT SHALL OBEY ALL APPLICABLE LAWS, REGULATIONS AND RULES OF ANY GOVERNMENT BODY OR AGENCY OR OTHER COMPETENT AUTHORITY, (C) IT HAS THE RIGHT AND AUTHORITY TO GRANT TO i3 MOBILE THE RIGHTS IN THE HEADLINES GRANTED HEREUNDER, AND (D) IT IS UNDER NO OBLIGATION OR RESTRICTION, NOR WILL IT ASSUME ANY SUCH OBLIGATION OR RESTRICTION, THAT DOES OR WOULD INTERFERE OR CONFLICT WITH ITS OBLIGATIONS UNDER THIS AGREEMENT.


11. REPRESENTATIONS, WARRANTIES AND COVENANTS OF i3 MOBILE. i3 MOBILE REPRESENTS AND WARRANTS TO MSNBC INTERACTIVE, AND COVENANTS AND AGREES WITH MSNBC INTERACTIVE, THAT (A) IT HAS THE RIGHT AND AUTHORITY TO ENTER INTO THIS AGREEMENT, (B) ITS PERFORMANCE HEREUNDER IT SHALL OBEY ALL APPLICABLE LAWS, REGULATIONS AND RULES OF ANY GOVERNMENT BODY OR AGENCY OR OTHER COMPETENT AUTHORITY, (C) IT IS UNDER NO OBLIGATION OR RESTRICTION, NOR WILL IT ASSUME ANY SUCH OBLIGATION OR RESTRICTION, THAT DOES OR WOULD INTERFERE OR CONFLICT WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, AND (D) THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER SHALL NOT VIOLATE ANY THIRD PARTY AGREEMENT (INCLUDING ANY AGREEMENTS BETWEEN i3 MOBILE AND ITS USERS.

12. DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THIS AGREEMENT, PERFORMANCE UNDER THIS AGREEMENT, THE HEADLINES AND CONTENT, AND EACH PARTY'S COMPUTING AND DISTRIBUTION SYSTEM.

13. LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY, NOR THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AFFILIATES, AGENGS OR SUPPLIERS, SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY), AND IRRESPECTIVE OF WHETHER THE PARTY HAS ADVISED OR BEEN ADVISED OF THE POSSIBLITY OF ANY SUCH LOSS OR DAMAGE. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THE AMOUNTS PAYABLE HEREUNDER ARE BASED IN PART UPON THESE LIMITATIONS, AND FURTHER AGREE THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.



14.     INDEMNIFICATION.

        (a) Infringement Indemnification. MSNBC Interactive shall indemnify, defend and hold harmless i3 Mobile from and against any and all losses, claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of or incurred by i3 Mobile as a result of any actual claim, action, proceeding or suit (each, a "Claim") alleging that the licensing, use, reproduction, display, publishing or distribution of the Headlines by i3





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Mobile in accordance with the terms and conditions of this Agreement constitutes an infringement of any patent, copyright, trademark, trade secret, or other proprietary right of any third party.

        (b) Cross Indemnity. Each party (the "Indemnifying Party") shall indemnify and hold harmless the other party, its affiliates, and their respective officers, directors, members, employees and agents (the "Indemnified Party") from and against any and all Claims instituted by third parties, as well as any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) arising out of or accruing from (a) any misrepresentation or breach of the Indemnifying Party's representations and warranties set forth in this Agreement; and (b) any non-compliance by the Indemnifying Party with any covenants, agreements or undertakings of such party contained in or made pursuant to this Agreement.

15.     CONFIDENTIALITY.

(a) General. During the Term and for a period of two (2) years thereafter, each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall not disclose such Confidential Information to any third party. Confidential Information shall mean all materials that are deemed confidential and competitively sensitive to the disclosing party, including, without limitation: capital, marketing or business plans; privileged documents, budgets and strategies; customer/client lists and records; marketing studies; financial information; projections; cost estimates; cost and pricing practices; personnel records; trade secrets; minutes; data; technical designs; drawings; specifications; techniques; test results; engineering reports; program code; research; documents; electronic transmissions; analyses; compilations and studies, or copies of extracts thereof, whether recorded or unrecorded (in whatever medium) possessed by the disclosing party or used in the disclosing party's business. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information. Upon expiration or termination of this Agreement, each party shall return all Confidential Information received from the other party. Any breach of the restrictions contained in this Section is a breach of this Agreement that may cause irreparable harm to the non-breaching party. Any such breach shall entitle the non-breaching party to injunctive relief in addition to all legal remedies.

(b) Exclusions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party, (ii) was known to the receiving party, without restriction, at the time of disclosure, (iii) is disclosed with the prior written approval of the disclosing party, (iv) was independently developed by the receiving party without any use of the Confidential Information, as reasonably demonstrated by the receiving party, (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights, (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement, or (vii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential





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Information and shall not be disclosed to any third party; provided, that each party may disclose the terms and conditions of this Agreement (A) as required by any court or other governmental body, (B) as otherwise required by law, (C) to legal counsel of the parties, (D) in confidence, to accountants, banks and financing sources and their respective advisors, (E) if necessary in connection with the enforcement of this Agreement or rights under this Agreement, or (F) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction.

16.     MISCELLANEOUS.

(a) Binding Nature and Assignment. This Agreement shall be binding on the parties hereto and their respective successors and assigns, but neither party may assign this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld; provided, however, that this Agreement may be assigned by MSNBC Interactive to a direct or indirect parent, subsidiary or affiliate without consent of i3 Mobile.

(b) Compliance with Law. Each party shall comply with all applicable laws, codes, ordinances, rules and regulations of the federal, state and local governments, and of any and all political subdivisions and regulatory authorities thereof. Each party shall obtain all necessary permits and licenses required in connection with the performance of it obligations hereunder.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier or overnight delivery service, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth in the preamble of this Agreement. Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

(d) Headings. The article and section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

(e) Relationship of Parties. i3 Mobile, in furnishing services to MSNBC Interactive hereunder, is acting only as an independent contractor and assumes full responsibilities for each of its employees and shall be solely responsible for the payment of compensation to its personnel. This Agreement does not constitute either party as the agent or legal representative of the other party and does not create a partnership or joint venture between them.

(f) Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then, each provision not so affected shall be enforced to the extent permitted by law.

(g) Press Releases. Except to the extent required by applicable law or as otherwise specified herein, any use by one party of the other party's name, trademarks or service marks in any press releases, customer lists, marketing materials or other announcements concerning the matters covered by this Agreement, or for promotional, advertising or other purposes, shall require the other party's prior written approval; provided, that MSNBC Interactive shall have the right to








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approve any description of MSNBC Interactive and the transactions contemplated by this Agreement which are included in any documents filed by i3 Mobile with the Securities and Exchange Commission, such approval not to be unreasonably withheld.

(h) Waivers. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

(i) Force Majeure. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, acts of God, severe weather conditions, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency, or any other act or condition beyond the reasonable control of the parties hereto, the party whose performance is so affected shall be excused from such performance; provided, that if either party invokes this Section for any consecutive period of thirty (30) days or longer, then the other party may immediately terminate this Agreement without penalty, upon written notice to such invoking party.

(j) Survival of Terms. Termination or expiration of this Agreement for any reason shall not terminate any rights, liabilities or obligations that have either accrued prior to the effective date of termination of this Agreement or which the parties have expressly agreed shall survive any such termination or expiration.

(k) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no written or oral representations, understandings or agreements relative hereto which are not fully expressed herein. This Agreement is intended to be the sole and exclusive statement of the agreement between the parties hereto with respect to the subject matter hereof and any other terms or conditions included in any forms utilized or exchanged by the parties hereto shall be of no force or effect and shall not be incorporated herein or be binding unless expressly agreed to in writing by both parties hereto. No change, amendment, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, amendment, waiver or discharge is sought to be enforced.

(l) Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of New York County, New York. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, i3 Mobile and MSNBC Interactive have each caused this Distribution Agreement to be executed and delivered by its duly authorized officer, to be effective as of the Effective Date.







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I3 MOBILE, INC.                            MSNBC INTERACTIVE NEWS L.L.C.

/s/ Stephen G. Maloney                     /s/ Peggy White
------------------------------             -------------------------------
Signature                                  Signature

STEPHEN G. MALONEY                         PEGGY WHITE
------------------------------             -------------------------------
Printed Name                               Printed Name

PRESIDENT AND CEO                          DIRECTOR
------------------------------             -------------------------------
Title                                      Title

                                   APPENDIX A
                                   NBC LETTER

                           NBC Interactive Media, Inc.
                              30 Rockefeller Plaza
                            New York, New York 10112



                                                               December 29, 1999


Mr. Steve Maloney
President & CEO
Intelligent Information Incorporated
181 Harbor Drive, 3rd Fl.
Stamford, CT  06902

Dear Steve:

As you know, we at NBC Interactive Media ("NBC") are excited about working with Intelligent Information Incorporated ("III") regarding a wireless distribution deal for certain of our interactive properties. Pending the execution of one or more definitive distribution agreements (each, a "Distribution Agreement") and certain other documentation as more fully described below, this letter agreement will confirm our discussions regarding our relationship as follows:


1. Distribution. (a) III shall make wireless distribution services available to NBC and its affiliates (including, for example, NBC Internet, Inc., MSNBC Interactive News LLC and CNBC.com LLC) (each, an "NBC Entity") for use in connection with their interactive content offerings. III shall provide each NBC Entity with a Distribution Agreement with terms and conditions, including marketing fee allocations and distribution and performance metrics, no less favorable to such NBC Entity than those provided to any other customer of III contracting for a similar volume of services.

        (b) Following execution of any Distribution Agreement, to the extent III offers a lower price or a more favorable marketing fee allocation to any customer contracting for a similar volume of services, such lower price shall automatically be applied on a going forward basis to each of the Distribution Agreements. At any time during the term of the Distribution Agreements, an NBC Entity may request, and III shall promptly provide, an officer's certificate certifying that III has been and remains in compliance with this Section.



2. Preferred Placement: Each Distribution Agreement shall provide, to the extent technically feasible within the III wireless services, Preferred Placement (as defined below) for NBC's interactive properties and affiliates with respect to the type of content distributed pursuant to such Distribution Agreement (for example, a Distribution Agreement for MSNBC.com would provide Preferred Placement for MSNBC in the news category); provided that III shall not be








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required to provide such Preferred Placement if exclusivity or Preferred
Placement for such type of content has been provided, prior to the execution of the Distribution Agreement, to a third party not affiliated with III. Preferred Placement shall mean (a) where a link to or display of content appears on a list, such link or content is in the default, top-most and left-most position; or (b) when a link to or display or content appears in a format other than a list, the link or content is more visually prominent, or at a higher rate of exposure, than other content partners.

3. Promotion: (a) III will make five percent (5%) of its unused inventory of wireless advertising taglines available to the interactive properties of the NBC Entities following execution of any Distribution Agreement; provided that if more than one NBC Entity enters into a Distribution Agreement, the first two NBC Entities that enter into Distribution Agreements with III shall allocate such unused inventory equally between them. The value of this inventory for purpose of this Agreement shall be calculated at the III rate card for run of service taglines in effect at the time such taglines are ordered.

        (b) The taglines shall promote the products and services of NBC and its affiliates, and may not advertise, promote or mention any other product, service, web site or third party whatsoever without the prior written consent of
III. In addition, with respect to the placement or delivery of such taglines on any particular wireless network, III may reject such taglines if they would compete with or violate the rights of any other advertiser, sponsor or III distribution partner, as determined by III in its sole discretion and in good faith.

        (c) III will provide marketing funds at a mutually agreed upon level to NBC and the NBC Entities in support of the joint wireless initiatives of III and the NBC Entities, but in no event shall the amount of marketing funds provided to NBC and the NBC Entities be less than the value of the advertising taglines provided to NBC and the NBC Entities. These funds will be used in support of marketing activities at the discretion of the parties.


4. Warrants. (a) Upon execution of each Distribution Agreement by III and NBC Entity, III will grant to NBC for distribution to itself or, pursuant to NBC's instructions, in whole or in part, to such NBC Entity, a fully-vested warrant (each, a "Warrant") to purchase up to 20,000 shares of III's Common Stock at an exercise price equal to $10.00 per share. In the event the first Distribution Agreement is executed on or before March 31, 2000, the Warrant granted in consideration therefore shall be for 30,000 shares (the "Bonus Shares"). The aggregate number of shares available hereunder, including the Bonus Shares, shall not exceed 110,000 shares. NBC shall use its commercially reasonable efforts to cause the NBC Entities to enter into Distribution Agreements with III.

        (b) Each Warrant shall expire three (3) years following its issuance and shall not terminate upon an initial public offering or change of control of
III. Subject to any relevant securities laws, rules and regulations, each Warrant, as well as the equity acquired through exercise thereof, will be freely transferable by NBC or such NBC Entity and may be exercised in whole or in part. When exercising any Warrant, NBC or such NBC Entity shall have the right to either (i) purchase the total number of shares of equity which such Warrant entitles NBC or such NBC Entity to purchase at the exercise price described above or (ii) receive the net number of shares of equity arising from the difference between the market price of such equity at the date of exercise and the exercise price for the Warrant.

5. Public Relations. Each party will issue a press release announcing the relationship between the parties, with each such press release subject to the approval of the other party. NBC will provide a reasonable level of public relations resources to promote the strategic alliance between of III and NBC.

6. Term. The term of this Letter Agreement shall be two (2) years and, during such period, each NBC Entity shall have the right to enter into a Distribution Agreement with a term of up to three (3) years, with each such term commencing upon the execution of each such Distribution Agreement.




                                            Sincerely,

                                            NBC Interactive Media, Inc.



                                            Margaret T. Murphy
                                            Vice President

Acknowledged and agreed:

Intelligent Information Incorporated


/s/ Stephen G. Maloney
Steve Maloney
President & CEO

                                   APPENDIX B
                                MSNBC TRADEMARKS